Execution Copy

SUBADVISORY AGREEMENT

BETWEEN

ACUITAS INVESTMENTS, LLC AND

DIAMOND HILL CAPITAL MANAGEMENT, INC.

THIS SUBADVISORY AGREEMENT (this “Agreement”) is made as of the 19th day of September 2024, by and between Acuitas Investments, LLC, a Washington limited liability company with its principal office and place of business at 520 Pike Street, Seattle, WA 98101 (the “Adviser”), and Diamond Hill Capital Management, Inc., an Ohio corporation with its principal office and place of business at 325 John H. McConnell Blvd, Suite 200, Columbus, Ohio 43215 (the “Subadviser”).

WHEREAS, Adviser has entered into an Investment Advisory Agreement dated the 18th day of June, 2014 (“Advisory Agreement”) with Forum Funds II, a Delaware statutory trust, with its principal office and place of business at Three Canal Plaza, Suite 600, Portland, Maine 04101 (the “Trust”);

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, management investment company and may issue its shares of beneficial interest, no par value, in separate series;

WHEREAS, pursuant to the Advisory Agreement, and subject to the direction and control of the Board of Trustees of the Trust (the “Board”), the Adviser acts as investment adviser for the series of the Trust listed on Appendix A hereto (the “Fund”);

WHEREAS, it is intended that the Trust be a third-party beneficiary under this Agreement; and

WHEREAS, Adviser desires to retain the Subadviser to perform investment advisory services for the Fund for that portion, if any, of the Fund’s assets that the Adviser allocates to the Subadviser from time to time on or after the date of this Agreement as set forth above plus all investments, reinvestments and proceeds of the sale thereof, including, without limitation, all interest, dividends and appreciation on investments, less depreciation thereof and withdrawals by the Adviser therefrom (collectively, “Allocated Assets”) and Subadviser is willing to provide such services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Adviser and the Subadviser hereby agree as follows:

SECTION 1. APPOINTMENT; DELIVERY OF DOCUMENTS

(a)        The Adviser hereby appoints Subadviser, subject to the direction and control of the Board and subject to the oversight of the Adviser, to manage the investment and reinvestment of Allocated Assets and to provide other services as specified herein. The Subadviser accepts this appointment and agrees to render its services for the compensation set forth herein. The Advisor acknowledges that the Allocated Assets will primarily constitute micro-cap securities;

and will, to the extent practical, seek to provide reasonable prior notice, of at least five (5) business days before any material allocation of assets away from or to the Subadviser. The Subadviser shall discharge the foregoing responsibilities in compliance with the objectives, policies, and limitations for the Fund set forth in the Trust’s current registration statement as amended from time to time and applicable laws and regulations and in compliance with investment objectives and guidelines agreed to by the Subadviser and the Adviser from time to time provided such guidelines also are in compliance with the foregoing.

(b)        In connection therewith, the Adviser has delivered to the Subadviser copies of (i) the Trust’s Trust Instrument, (ii) the Trust’s Registration Statement and all amendments thereto filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the 1940 Act (the “Registration Statement”), (iii) the Trust’s current Prospectuses and Statements of Additional Information for the Fund (collectively, as currently in effect and as amended or supplemented, the “Prospectus”), and (iv) all policies and procedures adopted by the Trust with respect to the Fund (e.g., repurchase agreement procedures, Rule 17a-7 Procedures and Rule 17e-1 Procedures), and shall promptly furnish the Subadviser with all amendments of or supplements to the foregoing. The Adviser shall deliver to the Subadviser: (1) a certified copy of the resolution of the Board, including a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act), appointing the Adviser and Subadviser and approving the Trust’s advisory agreement with the Adviser and this Agreement; (2) a certified copy of the resolution of the Fund’s shareholder(s), if applicable, appointing the Adviser and Subadviser; (3) a copy of all applicable proxy statements and related materials relating to the Fund; (4) a certified copy of the resolution from the Trust and/or the Adviser identifying the respective officers; and (5) any other documents, materials or information that the Subadviser shall reasonably request to enable it to perform its duties pursuant to this Agreement.

(c)        The Subadviser has delivered to the Adviser and the Trust a copy of: its: (i) Form ADV as most recently filed with the SEC and any applicable brochure supplements, (ii) code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act (the “Code”), and (iii) its compliance program that meets the requirements of the federal securities laws. The Subadviser shall promptly furnish the Adviser and Trust with all amendments of or supplements to the foregoing.

SECTION 2. DUTIES OF THE ADVISER

In order for the Subadviser to perform the services required by this Agreement, the Adviser shall: (i) cause all service providers to the Trust to furnish information to the Subadviser and assist the Subadviser as may be required; (ii) ensure that the Subadviser has reasonable access to all records and documents maintained by the Trust, the Adviser or any service provider to the Trust; and (iii) deliver to the Subadviser all materials it provides to the Board in accordance with the Advisory Agreement. In the event that this Agreement terminates and the Subadviser is no longer providing services with respect to the Allocated Assets, Adviser will manage those assets, unless another subadviser is hired to manage the assets.

SECTION 3. DUTIES OF THE SUBADVISER

(a)        The Subadviser will make decisions with respect to all purchases and sales of securities and manage the investment and reinvestment of the Allocated Assets. To carry out such decisions, the Subadviser is hereby authorized, as agent and attorney-in-fact for the Trust, for the account of, at the risk of and in the name of the Trust, to place orders and issue instructions with respect to the securities, cash and other financial instruments to be purchased, retained or sold for the Fund with respect to the Allocated Assets. In all purchases, sales and other transactions in securities and other investments in the Allocated Assets, the Subadviser is authorized to exercise full discretion and act for the Trust in the same manner and with the same force and effect as the Trust might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions, including without limitation, the right to: (i) tender, exchange, endorse, transfer, or deliver any securities on behalf of the Fund; (ii) participate in or consent to any distribution, plan of reorganization, creditors committee, merger, combination, consolidation, liquidation, underwriting, or similar plan with reference to such securities; (iii) execute and bind the Fund in waivers, consents and covenants related thereto; and (iv) to vote (or, in the Subadviser’s discretion, refrain from voting) proxies with respect to securities owned by the Fund (as discussed further in Section 3(l) below), subject to the Subadviser’s written proxy voting policies and procedures adopted as required under Rule 206(4)-6 of the Investment Advisers Act of 1940, as amended (“Advisers Act”), and such proxy voting policies as approved by the Board and including entering into such agreements (such as, but not limited to futures or other derivatives) as is deemed necessary by Subadviser to manage the Allocated Assets. All such investments will conform to investment objectives and guidelines as agreed to by the Subadviser and Adviser, as set forth in Exhibit A attached hereto. The Subadviser shall have no responsibility under this Agreement with respect to the management of assets of the Fund other than the Allocated Assets.

The Subadviser’s authority hereunder shall include the power to buy, sell, and hold such securities and other instruments, to open accounts and execute trading agreements and any other reasonable and customary documents and representation letters on behalf of the Allocated Assets as the Subadviser deems appropriate within the parameters of the investment guidelines and the conditions of this Agreement. The Subadviser agrees that, prior to: (i) opening (or amending) any accounts, including prime brokerage and futures accounts with brokerage firms or other financial institutions, and (ii) entering into (or amending) any ISDA master agreement, master repurchase agreement, or any other master swap or over-the-counter trading documentation, including any schedule or credit support annex thereto (such agreements collectively, “OTC Agreements”), or any related clearing agreements or control agreements on behalf of the Fund, the Adviser on behalf of the Fund shall have an opportunity to review and consent to the terms of, and the use of, any such account opening documents, prime brokerage, futures and other related agreements, OTC Agreements, and related clearing agreements or control agreements.

Consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (“1934 Act”), and applicable regulations and interpretations, the Subadviser, to the extent applicable, may allocate brokerage on behalf of the Fund to a broker-dealer who provides research services. Subject to compliance with Section 28(e), the Subadviser may cause the Fund to pay to a broker-

dealer who provides research services a commission that exceeds the commission the Fund might have paid to a different broker-dealer for the same transaction if the Subadviser determines, in good faith, that such amount of commission is reasonable in relation to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Subadviser’s overall responsibilities to the Fund or its other advisory clients. It is understood that the services provided by such broker-dealers may be useful to the Subadviser in connection with its services to other accounts or clients advised by Subadviser. The Subadviser may aggregate sales and purchase orders of the assets of the Fund with similar orders being made simultaneously for other accounts advised by the Subadviser or its affiliates. Whenever the Subadviser simultaneously places orders to purchase or sell the same asset on behalf of the Fund and one or more other accounts advised by the Subadviser, the Subadviser will allocate the order as to price and amount among all such accounts in a manner believed to be equitable over time to each account.

(b)        For purposes of communicating with the Board, reports made by the Subadviser to the Adviser will meet the standards of communication to the Board, and the Adviser will be responsible for delivering those reports to the Board. The Subadviser will report to the Board at each meeting thereof as reasonably requested by the Adviser or the Board, all material information regarding the Allocated Assets of the Fund since the prior report, and will also keep the Board informed of important developments affecting the Trust, the Fund and the Subadviser, and on its own initiative, or as reasonably requested by the Adviser or the Board, will furnish the Board from time to time with such additional information as the Subadviser may believe is necessary for the Adviser or the Board to reasonably oversee the management of the Allocated Assets. The Subadviser will also furnish the Board with such statistical and analytical information with respect to investments of the Fund as the Subadviser may believe appropriate or as the Adviser or the Board reasonably may request. In making purchases and sales of securities and other investment assets for the Fund, the Subadviser will comply with the directions and policies set from time to time by the Board as well as the limitations imposed by the Trust’s or the Fund’s policies and procedures, the Registration Statement, the 1940 Act, the Securities Act, the 1934 Act, the Internal Revenue Code of 1986, as amended, and other applicable laws. In making purchases and sales of securities and other investment assets for the Fund, the Subadviser is prohibited from consulting with other subadvisers to the Fund, except for the purpose of: (i) complying with the conditions of Rule 12d3-1(a) and (b) under the 1940 Act. The Adviser will provide the Subadviser with any directions, policies and procedures adopted by the Board, the Trust or the Fund; along with reasonable written notice of any material changes to such directions, policies and procedures.

All directions and/or instructions provided by or on behalf of the Fund or the Adviser to the Subadviser shall be in writing signed by an authorized agent of the Fund or the Adviser or, if by telephone, confirmed in writing. For this purpose, the term in writing, shall include directions given by electronic mail. The Fund and/or the Adviser will provide to the Subadviser a list of persons authorized to give instructions under this Agreement along with their respective specimen signatures. The Fund or the Adviser, as the case may be, may revise the list of authorized persons from time to time by sending the Subadviser a revised list which has been certified by a duly authorized agent of the Fund or the Adviser, as applicable.

(c)        The Subadviser will from time to time employ or associate with such persons as the Subadviser believes to be particularly fitted to assist in the execution of the Subadviser’s duties hereunder, the cost of performance of such duties to be borne and paid by the Subadviser. No obligation may be incurred on the Trust’s or Adviser’s behalf in any such respect. The Adviser acknowledges receipt of the Subadviser’s privacy notice, Form ADV, and any applicable brochure supplements.

(d)        The Subadviser will report to the Board all matters related to the Subadviser that are material to the Subadviser’s performance of this Agreement. On an annual basis, the Subadviser shall report on its compliance with its Code to the Adviser and to the Board. The Subadviser will notify the Adviser and the Trust of any change of control of the Subadviser and any changes in the key personnel who are either the portfolio manager(s) of the Allocated Assets or senior management of the Subadviser, in each case prior to or promptly after such change.

(e)        The Subadviser will maintain records relating to its portfolio transactions and placing and allocation of brokerage orders with respect to the Allocated Assets as are required to be maintained by the Trust under the 1940 Act. The Subadviser shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by applicable law, all documents and records relating to the services provided by the Subadviser pursuant to this Agreement required to be prepared and maintained by the Subadviser or the Trust pursuant to applicable law. To the extent required by law, the books and records pertaining to the Allocated Assets, which are in possession of the Subadviser, shall be the property of the Trust. The Adviser and the Trust, or their respective representatives, shall have reasonable access to such books and records upon two (2) business days’ notice during the Subadviser’s normal business hours. Upon the reasonable request of the Adviser or the Trust, copies of any such books and records shall be provided promptly by the Subadviser to the Adviser and the Trust, or their respective representatives.

(f)        The Subadviser will cooperate with the Fund’s independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants’ duties.

(g)        The Subadviser will provide the Fund and the Fund’s custodian and fund accountant on each business day with such information relating to all transactions concerning the Allocated Assets as the Fund and the Fund’s custodian and fund accountant may reasonably require, including but not limited to information required to be provided under the Trust’s Portfolio Securities Valuation Procedures; provided however the Subadviser is only assisting the Fund in its pricing responsibilities and shall not be deemed the pricing agent for the Fund.

(h)        The Subadviser shall have no duties or obligations pursuant to this Agreement (other than the continuation of its preexisting duties and obligations) during any period that the Adviser has not allocated any portion of the Fund’s assets to the Subadviser for management.

(i)         The Subadviser may invest Allocated Assets in registered, open-end, management investment companies for which the Subadviser serves as investment adviser or subadviser upon the prior notice to and consent of the Adviser, pursuant to the investment objectives and guidelines agreed to by the Subadviser and Adviser.

(j)        The Subadviser may affect transactions with respect to the Allocated Assets pursuant to Rules 17a-7 and 17e-1 of the 1940 if such transactions are effected in accordance with the Trust’s Rule 17a-7 Procedures and Rule 17e-1 Procedures.

(k)        The Subadviser, at its expense, will provide the Adviser with such compliance reports and certifications relating to its duties under this Agreement and the federal securities laws as may be agreed upon by such parties from time to time. The Subadviser also shall: (i) cooperate with and provide reasonable assistance to the Adviser, the Trust’s administrator, custodian, transfer agent and pricing agents and all other agents and representatives of the Fund, the Trust and the Adviser in carrying out their respective obligations to the Trust in respect of the Fund; (ii) keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Fund, the Trust and the Adviser; (iii) provide prompt responses to reasonable requests made by such persons; and (iv) maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

(l)         The Subadviser will vote all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested from time to time and which constitute Allocated Assets in accordance with the Subadviser’s proxy voting policies and procedures, as approved by the Board. For the avoidance of doubt, the Subadviser has sole and full discretion to vote (or not to vote) any securities in the Allocated Assets. Notwithstanding the foregoing, the Adviser acknowledges and agrees that: (i) the Fund’s custodian is responsible for advising or taking action, including filing proof of claim forms, on behalf of the Fund in any legal proceedings, including bankruptcies or class actions, involving securities held in or formerly held in the Allocated Assets or the issuers of those securities, and (ii) Subadviser will not be required to advise or take any action on behalf of the Fund in any such legal proceedings, subject to the next sentence. The Subadviser will, however, promptly forward any claim forms it receives to the Fund’s custodian and provide reasonable assistance to the extent necessary (e.g., provide factual information in its possession as the custodian, Fund or Adviser may reasonably request).

(m)       The Subadviser does not guarantee the future performance of the Fund or any specific level of performance, the success of any investment decision or strategy that Subadviser may use, or the success of Subadviser’s overall management of the Allocated Assets. The Adviser understands that investment decisions made for the Fund by Subadviser are subject to various market, currency, economic, political, business and structural risks, and that those investment decisions will not always be profitable.

SECTION 4. COMPENSATION; EXPENSES

(a)        In consideration of the foregoing, the Adviser shall pay the Subadviser, with respect to the Allocated Assets, a fee at an annual rate as listed in Appendix B hereto. Such fees shall be accrued as outlined in Appendix B and shall be payable quarterly in arrears within 30 days of receipt of invoice for services performed hereunder during the prior calendar quarter. If fees begin to accrue in the middle of a quarter or if this Agreement terminates before the end of any quarter, all fees for the period from that date to the end of that quarter or from the beginning of that quarter to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full quarter in which the effectiveness or termination occurs. Upon termination of this Agreement with respect to the Fund, the Adviser shall pay to the Subadviser such compensation as shall be payable prior to the effective date of the termination.

(b)        No fee shall be payable hereunder with respect to that portion of the Allocated Assets which are invested in registered, open-end, management investment companies for which the Subadviser serves as investment adviser or subadviser and for which Subadviser already receives an advisory fee.

SECTION 5. STANDARD OF CARE, LIABILITY, AND INDEMNIFICATION

(a)        The Adviser shall expect of the Subadviser, and the Subadviser will give the Adviser the benefit of, the Subadviser’s commercially reasonable best judgment and efforts in rendering its services hereunder. The Subadviser shall not be liable hereunder to the Adviser or the Trust for any mistake of judgment or mistake of law or for any loss arising out of any investment or for any act or omission or in any event whatsoever with respect to the Trust, the Fund or any of the Fund’s shareholders in the absence of bad faith, willful misfeasance or gross negligence in the performance of the Subadviser’s duties or obligations under this Agreement or by reason of the Subadviser’s reckless disregard of its duties and obligations under this Agreement. The Subadviser acknowledges that federal securities laws impose liabilities under certain circumstances on persons who have a fiduciary duty toward their clients and, therefore, nothing herein shall in any way constitute a waiver or limitation of any rights which the Adviser or the Trust may have under any federal securities laws.

(b)        The Subadviser shall not be liable to the Adviser or the Trust for any action taken or failure to act in good faith reliance upon: (i) information, instructions or requests, whether oral or written, with respect to the Fund made to the Subadviser by a duly authorized officer of the Adviser or the Trust; (ii) the advice of counsel to the Trust; and (iii) any written instruction or certified copy of any resolution of the Board.

(c)        The Subadviser shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties (other than those related to the Subadviser’s employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

(d)        The Adviser shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Subadviser as a result of any mistake of judgment or mistake of law by the Investment Adviser with respect to the Trust or the Fund, or for any act or omission or in any event whatsoever with respect to the Subadviser: (i) in the absence of bad faith, willful misfeasance or gross negligence in the performance of the Adviser’s duties or obligations under this Agreement, (ii) by reason of the Adviser’s reckless disregard of its duties and obligations under this Agreement, or (iii) as a result of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Trust or the Fund, as applicable, including any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading.

(e)        The parties hereto acknowledge and agree that the Trust is a third-party beneficiary as to the covenants, obligations, representations and warranties undertaken by the Subadviser under this Agreement and as to the rights and privileges to which the Adviser is entitled pursuant to this Agreement, and that the Trust is entitled to all of the rights and privileges associated with such third-party-beneficiary status.

SECTION 6. EFFECTIVENESS, DURATION AND TERMINATION

(a)        This Agreement shall become effective with respect to a Fund as of the date specified in Appendix A to this Agreement following the approval: (i) by a vote of a majority of those trustees of the Trust who are not parties to this Agreement or interested persons of such party cast in person at a meeting called for the purpose of voting on this Agreement, and (ii) if required by the 1940 Act or applicable staff interpretations thereof, by vote of a majority of the Fund’s outstanding voting securities.

(b)        This Agreement shall remain in effect with respect to the Fund for a period of two years from the date of its effectiveness and shall continue in effect for successive annual periods with respect to the Fund; provided that such continuance is specifically approved at least annually: (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund, and, in either case, (ii) by a majority of the Trust’s Trustees who are not interested persons (as defined in the 1940 Act); provided further, however, that if the continuation of this Agreement is not approved as to the Fund, the Subadviser may continue to render to the Fund the services described herein in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

(c)        This Agreement may be terminated by the Fund if the Board of Trustees of the Trust, in its reasonable discretion and having due regard to the protection of investors and to the effectuation of the policies declared in section 1(b) of the 1940 Act, find that the services being rendered by the Subadviser under this Agreement, fail in a material way to provide responsible management to the Fund as reasonably expected by an investment adviser, as defined in the Advisers Act; provided that the Subadviser shall have the opportunity, within ten (10) days of receipt of a written notice describing any such failure and the reasons therefor in reasonable detail, to cure the failure that is the subject of such notice.

(d)        This Agreement may be terminated with respect to a Fund at any time, without the payment of any penalty, (i) by the Board, (ii) by a vote of a majority of the outstanding voting securities of the Fund, (iii) by the Adviser on 60 days written notice to the Subadviser (or immediately in the event of a material breach by the Subadviser), or (iii) by the Subadviser on 60 days’ written notice to the Trust. This Agreement shall terminate immediately (x) upon its assignment or (y) upon termination of the Advisory Agreement.

SECTION 7. ACTIVITIES OF THE SUBADVISER; INDEPENDENT CONTRACTOR

Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the Subadviser’s right, or the right of any of the Subadviser’s partners, directors, officers or employees to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other entity. The Adviser understands that the Subadviser, its personnel or affiliates (“Affiliated Person”) may take action for their own accounts or for other clients that differ from advice given to or action taken for the Fund. This Agreement does not limit or restrict in any way the Subadviser or any Affiliated Person from buying, selling or trading in any securities or other investments for their own accounts or the accounts of other clients.

In addition, the Adviser and the Subadviser hereby acknowledge and agree that the Subadviser and its officers, directors, and employees are not employees, agents, or servants of the Adviser or the Fund and shall be deemed to be an independent contractor. The Subadviser shall, unless as provided herein or otherwise expressly provided or authorized, have no authority to act for or represent the Adviser or the Fund in any way or otherwise be deemed an agent of the Adviser or the Fund. Nothing in this Agreement shall create or be construed to create an agency, partnership, joint venture, or any similar legal relationship between the Adviser or the Fund and the Subadviser.

SECTION 8. REPRESENTATIONS.

Each of the Adviser and the Subadviser represent and warrant to the other party that:

(a)        It is registered as an investment adviser under the Advisers Act (and will continue to be so registered for so long as this Agreement remains in effect);

(b)        It is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement;

(c)        It has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any self-regulatory agency, necessary to be met by the Subadviser in order to perform its services contemplated by this Agreement;

(d)        It will promptly notify the other party and (in the case of the Subadviser, will also promptly notify the Trust): (i) of the occurrence of any event that would disqualify it from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or other applicable law, rule or regulation; and (ii) if any of its representations and/or warranties contained herein becomes untrue after the execution of this Agreement; and

(e)        Neither the execution or delivery of this Agreement nor its performance of its obligations hereunder shall conflict with, violate, breach or constitute a default under any term or provision of its constituent or governing documents or any indenture, mortgage, deed of trust, instrument, agreement or other document to which it is a party or by which it is bound or to which any of its assets are subject or any applicable statute, law, rule, regulation, order or other legal requirement applicable to it or any of its assets.

In addition, the Adviser represents that: (i) the Fund is an “accredited investor” as defined in Rule 501 of Regulation D, a “qualified institutional buyer” as defined in Rule 144A(a)(iv) under the Securities Act, and a “qualified client” as defined under Rule 205-3(d)(1) under the Advisers Act; and (ii) none of it, the Trust, or the Fund are relying on Subadviser in making any determination as to the suitability of the investment guidelines, as reflected in Exhibit A, to the Fund’s investment objectives and tax status.

SECTION 9. LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The Trustees of the Trust and the shareholders of the Fund shall not be personally liable for any obligations of the Trust or of the Fund under this Agreement, and the Subadviser agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or the Fund to which the Subadviser’s rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Trust or the shareholders of the Fund.

SECTION 10. MISCELLANEOUS

(a)        No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto and approved by the Trust in the manner set forth in Section 6(b) hereof.

(b)        Neither party to this Agreement shall be liable to the other party for any indirect, incidental, consequential, or special damages (including, without limitation, damages for harm to business, lost revenues, lost savings, or lost profits suffered by such other party), regardless of the form of action, whether in contract, warranty, strict liability, or tort suffered by such other party under any provision of this Agreement or arising out of or relating to either party’s performance under this Agreement.

(c)        This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of New York.

(d)        This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

(e)        This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(f)        If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both the Adviser and Subadviser and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

(g)        Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(h)        Except as otherwise specifically provided herein, notices under this Agreement shall be in writing by electronic delivery (email) or sent to the address below. If by electronic delivery, it will be deemed delivered upon confirmation by the receiving party that it has been received. If in writing, a notice shall be sufficient if: (i) delivered personally, (ii) mailed (by registered or certified mail, return receipt requested and postage prepaid), or (iii) sent by overnight courier service for next business day delivery to the party entitled to receive such notices at the following addresses or to such other addresses as either party may furnish the other party by written notice under this section, and shall be deemed effective immediately if delivered in person, upon the date acknowledged to have been received in return receipt if sent by registered or certified mail, or upon the next business day if sent by overnight courier service:

If to the Adviser:

Acuitas Investments, LLC

520 Pike Street, Suite 5221

Seattle, WA 98101

Email: Chris Tessin (ctessin@actuiasinvestments.com)

Matt Nieman (mnieman@acuitasinvestments.com)

If to Subadviser:

Diamond Hill Capital Management, Inc.

325 John H. McConnell Blvd, Suite 200

Columbus, OH 43215

Attn: Padraig Connolly

Email: pconnolly@diamond-hill.com

If delivery or receipt occurs on a day which is not a business day or is later than 4pm where received, it shall be taken to have been duly given at the commencement of the next business day.

(i)         No affiliated person (as defined in the 1940 Act), employee, agent, director, partner, officer or manager of the Subadviser shall be liable at law or in equity for the Subadviser’s obligations under this Agreement.

(j)         The terms “vote of a majority of the outstanding voting securities”, “interested person”, “affiliated person,” “control” and “assignment” shall have the meanings ascribed thereto in the 1940 Act.

(k)        Each of the undersigned warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(l)         Any information and advice furnished by either party to this Agreement to the other shall be treated as confidential and shall not be disclosed to third parties without the consent of the other party hereto except as required by law, rule or regulation. The Subadviser hereby consents to the disclosure to third parties of investment results and other Fund data in connection with providing composite investment results and related performance information of the Subadviser. The Subadviser also consents to the disclosure of Fund data to the Fund’s other service providers so that those providers may perform the services they are contractually obligated to render to the Trust. The Adviser consents to the disclosure by the Subadviser of its investment results of the Allocated Assets, as part of composite investment results or otherwise. The Adviser further consents to the disclosure of the Subadviser’s relationship with the Adviser and the Fund, including the value of the Allocated Assets from time to time. The Adviser also consents to the disclosure by the Subadviser of confidential information as required by law or regulation, or as necessary for Subadviser to carry-out the intended purpose of this Agreement. To the extent that the confidential information is non-public portfolio holdings information of the Fund, the Subadviser will, to the extent permitted by applicable law, rule or regulation, prior to providing the confidential information to the third party, notify the Fund's administrator and ensure that the disclosure of such information complies with the Fund's portfolio holdings disclosure policy (e.g., no compensation is received in exchange for the information), third party agrees to not trade on that information and legitimate business purpose.

(m)       The Subadviser may from time to time in writing make available without charge to the Adviser or the Trust any marks or symbols owned by the Subadviser (the “Mark”), including marks or symbols containing the Mark or any variation thereof, to use in the Fund’s Registration Statement and/or Fund sales literature. Any use of the Marks shall be subject to the direction and control of the Subadviser.

(n)        The Subadviser shall not use the name of the Trust or any Fund on any checks, bank drafts, bank statements or forms for other than internal use in a manner not approved by the Trust prior thereto in writing; provided however, that the approval of the Trust shall not be required for the use of the Trust’s or Fund’s name which merely refers in accurate and factual terms to the Trust or Fund in connection with Subadviser’s role hereunder or which is required by any appropriate regulatory, governmental or judicial authority; and further provided that in no event shall such approval be unreasonably withheld or delayed.

(o)        The provisions of Sections 5, 6, 9 and 10 shall survive any termination of this Agreement.

[The remainder of this page is intentionally left blank.]

Execution Copy

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

ACUITAS INVESTMENTS, LLC

/s/ Chris Tessin
Name:	Chris Tessin
Title:	Managing Partner

DIAMOND HILL CAPITAL MANAGEMENT, INC.

/s/ Jo Ann Quinif
Name:	Jo Ann Quinif
Title:	President, Chief Client Officer

[Signature Page to Subadvisory Agreement]

EXHIBIT A

INVESTMENT OBJECTIVES AND GUIDELINES

These Investment Objectives and Guidelines are incorporated by reference into the Subadvisory Agreement between Acuitas and the Subadviser dated September 19, 2024, for the Acuitas US Microcap Fund.

Subadviser will have full discretion over the allocated assets (the “Account”) assigned to them within the following investment guidelines and restrictions:

Investment Objective

The objective of the Subadviser in its role as Manager of the Acuitas U.S. Microcap Fund is to attain the highest total return consistent with a reasonable degree of risk and in keeping with standards of prudence by investing in U.S. equity securities. Success in achieving that objective will be measured by comparing the risk and return of the portfolio to the designated benchmark as defined below. Any failure to achieve any particular investment return shall not be deemed a breach of this Agreement. The Subadviser shall monitor the Account’s compliance with these guidelines and shall report to Acuitas promptly if the Subadviser reasonably determines that any transactions or holdings are in non-compliance with these guidelines, regardless of whether the non-compliance was caused by the Subadviser and shall cause any non-compliance to be corrected reasonably promptly.

Designated Benchmark

Performance results will be monitored and evaluated on a quarterly basis against the Russell Microcap® Value Index (the “Benchmark”).

Investment Guidelines

The Subadviser will have full discretion to manage the Account consistent with the investment objectives outlined above as well as the most current prospectus and SAI and in compliance with the guidelines, policies and restrictions stated below.

Eligible Securities

●	The Account will be invested primarily in equity securities traded on registered U.S. exchanges or NASDAQ, except that the Account may be invested in equity securities not traded on registered U.S. exchanges or NASDAQ provided that such investments do not exceed 10% of the Account measured at the time of any such investment.

●	Preferred stock is permitted but limited to 5% of the Account, measured at the time of any such investment.

●	American Depository Receipts (“ADRs”), Exchange Traded Funds (“ETFs”), cash and cash equivalents are permissible.

●	Investments in ETFs are permitted to temporarily achieve broad market or sector exposure (e.g. equitize cash) but should not represent long-term holdings. The utilization of ETFs to achieve non-equity exposure (e.g. fixed income ETFs) is prohibited.

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●	The Account is expected to be at least 80% invested in equity securities of microcap companies, measured at the time of purchase. For the purpose of this guideline, microcap companies are defined as companies with a market cap equal to or less than either:

●	$1.5 billion,

●	or the largest company in the Russell Microcap Index at the time of its most recent reconstitution, if that company is larger than $1.5 billion.

●	The Subadviser will strive to maintain a portfolio with a dollar weighted average market cap that is below $1.5 billion.

●	Without Acuitas’ consent the Account will not be invested in common, collective, or commingled trust funds except as set forth below.

●	Investments in non-U.S. securities (including ADRs) will not exceed 20% of the Account, measured at the time of any such investment. U.S. securities are defined as those headquartered in the U.S. or with 50% of their revenues generated in the U.S.

●	The Account shall be managed in a diversified manner. Investments in any class of securities of any one issuer shall not exceed 10% of the Account’s market value.

●	Real Estate Investment Trusts (“REITs”) are permitted.

●	IPOs are permitted.

●	The Account shall remain fully invested at all times; for this purpose, fully invested means that cash and cash equivalents will not exceed 5% of the Account’s market value, excluding transition purposes, with a preference for minimizing cash levels.

●	The Account may be invested in cash and cash equivalents such as U.S. government securities and commercial paper rated A-1 or better by S&P or P-1 by Moody's or in investment companies that invest in such securities. The duration of these securities should be one year or less, and preservation of capital should be a primary emphasis.

●	ETFs and similar instruments may be utilized to equitize cash balances if cash levels are unusually high and no potential replacement securities have been identified for purchase in the short-term. The primary ETFs utilized shall be iShares Trust Russell 2000® Growth Index Fund (IWO), iShares Trust Russell 2000 Value Index Fund (IWN), iShares Trust Russell 2000® Index Fund (IWM), or iShares Russell Microcap Index Fund (IWC) or sector specific Small Cap ETFs.

●	Investments in any sector shall not exceed 3 times the benchmark weight or 30% of the Account’s total assets, whichever is greater, with an absolute maximum of 45% of the Account’s total assets. For any sectors that exceed 40% of the benchmark, the Account weight may be up to 5% greater than the benchmark weight. All weights are measured at the time of purchase. For example:

Benchmark Weight:	Guideline Max:
< 10%	30%
10-15%	3x bench
15-40%	45%
40% +	bench + 5%

Prohibited Transactions

The Account may not:

●	Invest in any securities issued by an affiliate of the Subadviser.

●	Engage in commodity transactions, including purchase or retention of any precious metals or collectibles.

●	Engage in puts, calls, straddles, spreads, or any combination thereof, or any other options strategy.

●	Borrow money, purchase securities on margin or sell securities short.

●	Make loans or act as underwriter.

●	Own direct investments in real estate (excluding equity securities in "REITs"), mortgages, secured term loans, or oil and gas production property.

In addition, investment activity in the following is prohibited without prior approval: derivatives, financial futures, non-dollar exposure, investment in private placements, venture capital, and unregistered stock except where the Subadviser manages commingled funds and has invested funds in these commingled funds that hold unregistered stock.

Data Requirements

The Subadviser will provide monthly reports including portfolio performance and a portfolio holdings report as of the previous month end.

Quarterly the Subadviser will provide investment commentary including observations on relative performance and changes in the portfolio’s positioning.

Proxy Voting

The Subadviser will vote all proxies in a manner which best serves the Trust or outsource proxy voting responsibilities to a reputable proxy voting service. The Subadviser will keep accurate records as to the voting of proxies and provide Acuitas a report upon request.

Investment Policy Amendments

If any guideline or constraint within this agreement proves to be too restrictive in practice, it will be the Subadviser’s responsibility to notify Acuitas, discuss the matter, and propose an adjustment to the guidelines. Acuitas and Subadviser may amend these Investment Objectives and Guidelines by a written agreement properly authorized and executed by both parties.

Ad Hoc Deviation from Guidelines

To the extent a compelling opportunity or unforeseen situation exists that may warrant deviation from these guidelines, the Subadviser may request temporary approval from Acuitas to deviate from these guidelines. Any approval must be in writing. When the opportunity no longer exists, the Subadviser will revert to complying with the guidelines, and must seek re-approval from Acuitas for subsequent deviations.

SUBADVISORY AGREEMENT

BETWEEN

ACUITAS INVESTMENTS, LLC AND

DIAMOND HILL CAPITAL MANAGEMENT, INC.

Appendix A

Name of Fund	Effective Date
Acuitas US Microcap Fund	September 19, 2024

SUBADVISORY AGREEMENT

BETWEEN

ACUITAS INVESTMENTS, LLC AND

DIAMOND HILL CAPITAL MANAGEMENT, INC.

Appendix B

Fee Agreement

Series: Acuitas US Microcap Fund

For investment management services provided to the Fund under this Agreement, Adviser as fiduciary for the Fund assets, shall pay the Subadviser a fee determined by multiplying the Average Total Net Assets (as defined below) by the annual rate specified below. All fees shall be calculated and paid quarterly in arrears. Fees for partial periods shall be prorated for the portion of the period for which services were rendered.

Strategy	Annual Fees
Microcap	[REDACTED]

For purposes of this Exhibit:

"Average Account Net Assets" for any calendar quarter shall mean the average of the daily Allocated Assets, including cash and cash equivalents, in the portfolio as calculated and reported by the custodian for the last business day of each month in the relevant calendar quarter. Intra-month cash flows that represent greater than 5% of the Allocated Assets as of the preceding day will be prorated for the portion of the month they were in the Fund.

“Average Total Net Assets” for any calendar quarter shall mean the sum of the Average Account Net Assets and the average for the same quarter of all other assets in the other Adviser accounts managed by the Subadviser that are subject to the same fee schedule as agreed to by Adviser and Subadviser (calculated in the same manner as Average Account Net Assets).

Invoice Instructions

Email fee invoices to: invoices@acuitasinvestments.com

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